Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2012, relating to the financial statements and financial highlights which appears in the July 31, 2012 Annual Report to Shareholders of Nuveen Investment Trust II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Custodian and Transfer Agent” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

May 20, 2013